Exhibit 10.13

March 21, 2019

Ms. Aimee DeCamillo

***

Dear Aimee:

I am pleased to extend this offer of employment with Jackson National Life Insurance Company (“Jackson” or the “Company”). Below are the details of our offer:

1.	Your position will be that of Chief Commercial Officer and President of Jackson National Life Distributors (“JNLD”), reporting to me. Your employment will commence on June 3, 2019.

2.	Your base salary shall be $600,000 per year payable in biweekly installments subject to normal withholding deductions for taxes, fringe benefits and similar items.

3.

You will be eligible to receive annual bonuses based on company and individual performance. Such bonuses will be sourced from both (i) our Jackson officer pool which is driven on broader enterprise measures and individual performance and (ii) other incentive programs driven on the performance of the distribution function(s) over which you will have responsibility. For 2019, your at-plan total bonus target will be $2,000,000. Your actual total 2019 bonuses paid are guaranteed to be no less than $2,000,000 and are subject to normal withholding deductions for taxes. Bonus pool shares and distribution business for taxes. Bonus pool shares and distribution business bonus structures are reviewed and reassessed annually.

The bonuses above are normally paid in March of the year following performance year. In order to receive these bonuses, you must remain actively employed with Jackson in good standing on the date such bonuses are paid.

4.

To help address the loss of unvested equity awards and concerns about loss of potential intrinsic value associated with your outstanding stock options, we are also pleased to offer you a sign-on bonus totaling $1,500,000, payable in three components and subject to normal withholding deductions for taxes, as follows:

a.	The first component will be in the form of a cash payment of $300,000 and will be paid in June 2019.

b.

The second component will be in the form of a restricted stock award denominated in Prudential plc ADRs (PUK on the NYSE) with a 12-month vesting period, the notional value of which will be $500,000. This award is expected to be granted in June 2019, with the number of ADRs determined based on dividing the $500,000 notional value by the average closing price on the three trading days immediately preceding such date of grant.

c.

The third component will be in the form of a restricted stock award denominated in Prudential plc ADRs (PUK on the NYSE) with a 24-month vesting period, the notional value of which will be $700,000. This award is expected to be granted in June 2019, with the number of ADRs determined based on dividing the $700,000 notional value by the average closing price on the three trading days immediately preceding such date of grant.

You must remain employed with the Company through the applicable payment dates and/or vesting periods described in Items 4a-4c above in order to receive each component. In addition, if you voluntarily terminate from the Company within 12 months after receipt of the cash payment in Item 4a, you agree to reimburse the Company for the full value of that payment; if such voluntary termination of employment occurs after 12 months but before 24 months following the receipt of such payment, you agree to reimburse the Company for 50% of the payment made under Item 4a.

5.

For long term incentive compensation, you will be eligible to participate in the Prudential Long Term Incentive Plan (PLTIP) beginning with the 2019 grant year. Awards are discretionary and when awarded consist of shares of Prudential American Depositary Receipts (Prudential ADRs). Prudential ADRs (ticker symbol PUK) are traded on the New York Stock Exchange, with each ADR representing two shares of Prudential plc stock (PRU on the London exchange). Your award for the 2019 grant year will have a notional value of $1,400,000. PLTIP awards vest after a three-year performance cycle, with the number of ADRs vesting dependent upon company performance over the performance period. Achievement well above target levels is required for 100% of the ADRs awarded to vest. A minimum level of achievement is required for any of the ADRs to vest, and there is no guarantee that any ADRs will vest. Further information about the PLTIP program will be available when awards are granted. In the event this description of the PLTIP and your eligibility to participate is inconsistent with the PLTIP documents describing the PLTIP, approved from time to time by the appropriate Prudential plc board and/or committee, the board- and/or committee-approved documents exclusively shall govern.

6.

In addition to the base salary and incentives above, Jackson offers a competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, retirement benefits, paid time off, and a number of other programs. Jackson reserves the right to change any of its benefits and incentive plans and programs at any time.

7.	You will be eligible to participate in Jackson’s qualified 401(k) plan and its Management Deferred Income Plan as described in the plan provisions.

Under the 401(k) plan, Jackson currently matches associate contributions dollar for dollar up to 6 percent of salary and also provides profit sharing contributions, once you meet eligibility criteria. The match and profit sharing contributions are subject to vesting requirements further described under the plan, and all contributions made to the 401(k) plan both by associates and Jackson are subject to IRS limits.

The Management Deferred Income Plan is a non-qualified deferred compensation arrangement that allows you to defer compensation on a voluntary basis as per the plan eligibility requirements.

8.

You will also be eligible for compensated personal time off (PTO)above Jackson’s standard offering as described in this paragraph. For 2019, you will be eligible for 15 PTO days (12.5 standard plus 2.5 additional as an officer), and 5 regular holidays. In 2020, you will be eligible for 30 total PTO days (25 standard plus 5 additional as an officer) and 10 regular holidays. Your available annual PTO allocation will remain at 30 days (25 standard plus 5 additional as an officer) until such time that your years of service provide for an allocation under Jackson’s policies that exceeds the value above.

9.

Jackson will provide relocation benefits at the Executive Tier as described in the Executive Relocation Benefits brochure included with this offer letter. You are required to move to the Nashville, Tennessee area within 12 months of your hire date.

10.

Change in CEO: In the event that I am replaced as Chairman and CEO of Jackson within 18 months of your start date and you are involuntarily terminated for reasons other than cause within the later of 12 months after my replacement or 18 months after your start date with Jackson, you will be paid an amount equal to one-times your base salary plus annual bonus value(s) described in Item 3 above. For this purpose, your bonus is defined as the value(s) you receive under Item 3 above for the year immediately preceding the year in which you are terminated, unless termination occurs in 2019, in which case it is deemed to equal $2,000,000. In addition, notwithstanding the continued employment provisions of Item 4 above, any unpaid cash payment described under Item 4a will be paid, and any unvested restricted stock awards described under Items 4b and 4c will vest, on the timeline described in Item 4 in the event of involuntary termination for reasons other than cause.

11.	Termination Prior to Payment of 2019 or 2020 Annual Bonus Payments: In the event you are involuntarily terminated for reasons other than cause prior to the payment of your 2019 annual bonus(es) described in Item 3 above, you will be paid such bonus(es) in March 2020, the aggregate value of which will equal $2,000,000. Similarly, in the event you are involuntarily terminated for reasons other than cause anytime from January 1, 2020 to the date on which the Company pays 2020 annual bonus(es) (expected in March 2021), you will be paid such bonus(es) in March 2021, the aggregate value of which will be based on the value you would have received based on Company and individual performance, prorated as applicable for any portion of 2020 during which you were not actively employed by Jackson.

12.

You will be an “at will” employee of the Company, which means you are free to resign or leave employment at any time, and the Company is free to terminate your employment at any time, with or without cause. As an employee of Jackson, you will also be required to sign and comply with the Confidentiality of Company Information Agreement effective from your first day of employment. Depending on your role serving on various committees, your personal investment trading activities may be limited due to certain information you may be exposed to.

And finally, employment at Jackson is contingent on a negative drug screening and favorable background investigation. Please complete the enclosed application form that authorizes the test and investigation, and one of our human resources associates will contact you to arrange for the drug screen.

Aimee, I am very excited about your joining Jackson and I look forward to a mutually rewarding working relationship. Please acknowledge your acceptance of this offer by signing, dating and returning a copy to me no later than March 25, 2019. If you have questions about this offer, please call me in the office at ***.

Sincerely,

Michael Falcon

Chairman and CEO

Enclosure

I accept Jackson National Life Insurance Company’s offer on the above terms and conditions:

Aimee DeCamillo	Date

March 21, 2019